As filed with the Securities and Exchange Commission on May 29, 2007.
Registration No. 333-138457

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRW AUTOMOTIVE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-0597059 (I.R.S. Employer Identification Number)
12001 Tech Center Drive
Livonia, Michigan 48150
(734) 855-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, or Registrant’s Principal Executive Offices)

David L. Bialosky, Esq.
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(734) 855-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☑

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum
Title of each Class		Offering Price	Aggregate Offering	Amount of
of Securities to be Registered	Amount to be Registered(1)	Per Unit(2)	Price (2)	Registration Fee(2)
Common Stock, par value $0.01 per share	—	—	—	—
Preferred Stock Purchase Rights(3)	—	—	—	—

(1) There is being registered hereby such indeterminate number of shares of common stock as may from time to time be issued at indeterminate prices. There is also being registered such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Since an unspecified amount of shares of common stock registered hereby will be offered from time to time at indeterminate offering prices pursuant to an automatic shelf registration statement, the Registrant has elected to rely on Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, to defer payment of the registration fee.

(3) Each share of common stock includes an associated right (each, a “Preferred Stock Purchase Right”) to purchase one-thousandth of a share of series A junior participating preferred stock. Prior to the occurrence of specified events, the Preferred Stock Purchase Rights will not be exercisable or evidenced separately from the common stock. The Preferred Stock Purchase Rights initially will trade together with the common stock. The value attributable to the Preferred Stock Purchase Rights, if any, is reflected in the offering price of the common stock.

Experts
     The consolidated financial statements of TRW Automotive Holdings Corp. appearing in TRW Automotive Holdings Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and TRW Automotive Holdings Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on May 29, 2007.

TRW Automotive Holdings Corp.
By:	/s/ Joseph S. Cantie
	Name:	Joseph S. Cantie
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title	Date

* John C. Plant	President, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2007

/s/ Joseph S. Cantie Joseph S. Cantie	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 29, 2007

* Tammy S. Mitchell	Controller (Principal Accounting Officer)	May 29, 2007

* Robert L. Friedman	Director	May 29, 2007

* Neil P. Simpkins	Director	May 29, 2007

* Matthew Kabaker	Director	May 29, 2007

* J. Michael Losh	Director	May 29, 2007

* Jody G. Miller	Director	May 29, 2007

* Paul H. O’Neill	Director	May 29, 2007

* Francois J. Castaing	Director	May 29, 2007

* James F. Albaugh	Director	May 29, 2007

*By:	/s/ Joseph S. Cantie
Joseph S. Cantie, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibits

1	.1*	Form of Common Stock Underwriting Agreement
3	.1*	Second Amended and Restated Certificate of Incorporation of TRW Automotive Holdings Corp. (incorporated by reference to the Annual Report on Form 10-K of TRW Automotive Holdings Corp. (File No. 001-31970) for the fiscal year ended December 31, 2003)
3	.2*	Third Amended and Restated By-laws of TRW Automotive Holdings Corp. (incorporated by reference to the Current Report on Form 8-K of TRW Automotive Holdings Corp. (File No. 001-31970) filed November 17, 2004)
4	.1*	Form of Certificate of Common Stock (incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-1 of TRW Automotive Holdings Corp. (File No. 333-110513) filed on January 26, 2004)
4	.2*	Form of Rights Agreement dated January 23, 2004 between TRW Automotive Holdings Corp. and National City Bank as Rights Agent (incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-1 of TRW Automotive Holdings Corp., (File No. 333-110513) filed on January 26, 2004).
5	.1*	Opinion of Simpson Thacher & Bartlett LLP
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23	.2*	Consent of Simpson Thacher & Bartlett LLP (included in Opinion filed as Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature page hereto)

*	Previously filed